Exhibit 10.2

July 11, 2022

Steve Goertz

XXXXXXXXXXXX

XXXXXXXXXXXXXXXX

Re:      Bonus Payments

Dear Mr. Goertz:

We consider your continued service and dedication to Acreage Holdings, Inc. (the “Company”) and find your continued efforts critical to the success of the Company. To incentivize you to remain employed with the Company and to address any concerns about your job security, we are pleased to offer you a series of bonuses, as described in this letter agreement.

In recognition of your continued service with the Company through and until the dates described below, we are offering you the bonuses described herein. Specifically, you will receive: (i) $666,667 upon the later of ten days following the countersignature of this letter and the first payroll date on or after June 30, 2022, (ii) an additional $666,667 on the first payroll date on or after September 30, 2022, and (iii) an additional $666,667 on the first payroll date on or after December 30, 2022, with each payment being subject to the terms and conditions described herein and with all payments being made less all applicable withholdings and deductions required by law.

To indicate your acceptance of the terms of this letter, please sign and date this letter in the space provided below. The terms of this letter will expire if the letter is not accepted, signed and returned by September 1, 2022.

You will be eligible to receive the bonuses described above if all of the following eligibility criteria are satisfied:

1.            You have not been terminated for cause prior to the date that payment is made to you.

2.            You have not given notice of your intent to resign from employment on or before the date that payment is made to you.

If you are eligible to receive the retention bonuses, each bonus will be paid to you in a single lump sum cash payment. Further, in the event of a termination without cause, all outstanding bonus payments shall be accelerated and paid within ten (10) days of the termination date.

366 MADISON AVENUE, 14TH FLOOR, NEW YORK, NY 10017 USA

www.acreageholdings.com

This letter agreement is intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and shall be construed and administered in accordance with Section 409A. For purposes of Section 409A, each payment under this letter agreement shall be treated as a right to receive a series of separate and distinct payments.

This letter agreement contains all of the understandings and representations between the Company and you relating to the Retention Bonus and supersedes all prior and contemporaneous understandings, discussions, agreements, representations, and warranties, both written and oral, with respect to any retention bonus. This letter agreement may not be amended, modified or revoked unless in writing signed by both an authorized agent of Acreage Holdings, Inc. and you.

This letter agreement and all related documents for all purposes shall be governed by and construed in accordance with the laws of the Province of Ontario, without regard to conflict of laws principles.

Please sign and date this letter agreement and return the signed copy to Kevin Murphy by September 1, 2022.

We look forward to your continued employment with us.

Very truly yours,

Acreage Holdings, Inc.

By:	/s/ Kevin Murphy
Kevin Murphy
Chairman of the Board
June 14, 2022

Agreed to and accepted by:

/s/ Steve Goertz
Steve Goertz
Date: July 11, 2022

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